Exhibit 10.5

PLUM ACQUISITION CORP. I

2021 Fillmore St. #2089

San Francisco, California 94115

March 18, 2021

Plum Partners, LLC

2021 Fillmore St. #2089

San Francisco, California 94115

Ladies and Gentlemen:

This letter will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) for the initial public offering (the “IPO”) of the securities of Plum Acquisition Corp. I (the “Company”) and continuing until the earlier of (i) the consummation by the Company of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Plum Partners, LLC (the “Sponsor”) shall take steps directly or indirectly to make available to the Company certain office space, secretarial and administrative services as may be required by the Company from time to time, situated at 2021 Fillmore Street #2089, San Francisco, California 94115 (or any successor location). In exchange therefore, the Company shall pay the Sponsor, or an affiliate thereof, as determined by the Sponsor, a sum of $10,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date. In addition, the Company agrees to reimburse the Sponsor, or an affiliate thereof as directed by the Sponsor, for the reasonable costs of salaries and other services provided to the Company prior to the Termination Date by the employees, consultants and or members of the Sponsor or its affiliates, as applicable, who may include officers, leadership council members, senior advisors or directors of the Company. The Company also agrees that the Sponsor, or an affiliate thereof, may charge the Company reasonable fees in connection with an initial business company, in an amount to be agreed to between the Company and the Sponsor or its affiliate, as applicable.

The Sponsor hereby agrees that it does not have any right, title, interest or claim of any kind (a “Claim”) in or to any monies that may be set aside in a trust account (the “Trust Account”) that may be established upon the consummation of the IPO and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

The parties may not assign this letter agreement and any of their rights, interests, or obligations hereunder without the consent of the other party.

This letter agreement shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles that will apply the laws of another jurisdiction.

This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this letter agreement.

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Very truly yours,

PLUM ACQUISITION CORP. I

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President

AGREED TO AND ACCEPTED BY:

PLUM PARTNERS, LLC

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Manager